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                                                                     Exhibit 2.1


                      AGREEMENT AND PLAN OF SHARE EXCHANGE

         This Agreement and Plan of Share Exchange (the "Agreement"), entered into between SUN HYDRAULICS INCORPORATED, a Delaware corporation ("the Company"), and SUN HYDRAULICS CORPORATION, a Florida corporation ("Sunopco");

                              W I T N E S S E T H:

         WHEREAS, Sunopco is in the business of designing, manufacturing and marketing screw-in hydraulic cartridge valves and manifolds;

         WHEREAS, Sun Hydraulik Holdings Limited, a private limited company organized under the laws of England and Wales ("Holdings") and an affiliate of Sunopco under common control and management, is also in the business of designing, manufacturing and marketing screw-in hydraulic cartridge valves and manifolds;

         WHEREAS, management and the Boards of Directors of Sunopco and Holdings have determined that it is in best interests of Sunopco and Holdings to join together as wholly-owned subsidiaries of a United States holding company and to that end have caused the Company to be formed to serve as such a holding company;

         WHEREAS, in order to effect the transfer of all of the shares of the capital stock of Sunopco from the current shareholders thereof to the Company in exchange for common stock of the Company (the "Share Exchange") as a tax-exempt exchange pursuant to Section 351 of the Internal Revenue Code of 1986, as amended, and as a statutory share exchange pursuant to the provisions of Section 607.1102 of the Florida Business Corporation Act (the "FBCA"), the Boards of Directors of the Company and Sunopco have proposed, declared advisable, and approved by resolution this Agreement which will effect the Share Exchange;

         NOW, THEREFORE, in consideration of the premises, of the mutual covenants, agreements, representations and warranties herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Sunopco hereby make this Agreement and set forth the terms and conditions of the Share Exchange and the mode of carrying out the same as follows:

         1. Share Exchange. Upon the terms and subject to the satisfaction of the conditions precedent contained in this Agreement, the Share Exchange shall be completed pursuant to the provisions of, and with the effect provided in, the FBCA. At the Effective Time (as hereinafter defined), each of the outstanding shares of common stock of Sunopco, par value $.01 per share ("Sunopco Common Stock") shall be exchanged for and shall thereafter represent the right to receive 9.90372627 shares of





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validly issued, fully paid, nonassessable shares of the common stock of the
Company, par value $.001 per share ("Company Common Stock").

         2. Effective Time of the Share Exchange. If (a) all conditions precedent to the Share Exchange have either been satisfied or waived and (b) this Agreement and the Share Exchange are not thereafter terminated as permitted by the provisions of this Agreement, then duly executed articles of share exchange (the "Articles of Share Exchange") shall be filed with the Department of State of the State of Florida (the "Florida Department of State") in the manner provided in Section 607.1105 of the FBCA. The Share Exchange shall become effective at the time and on the date specified in the Articles of Share Exchange (the "Effective Time"), which date shall be the Closing Date (as hereinafter defined).

         3. Closing Date. The consummation of the Share Exchange shall be on the date (the "Closing Date") of the closing of the sale by the Company to the public of 2,000,000 shares of Company Common Stock (the "IPO"), pursuant to that certain registration statement on Form S-1, filed with the Securities and Exchange Commission on October 15, 1996 (SEC File No. 333-14183). The Share Exchange shall be consummated immediately prior to the closing of the IPO.

         4. Conditions Precedent. The following conditions must occur on or before the Closing Date in order for the Share Exchange to be effectuated:

              (i) approval of this Agreement by all of the holders of the outstanding shares of Sunopco Common Stock;

             (ii) acceptance by the holders of at least 90% of all of the outstanding shares of capital stock of Holdings of the offer by the Company to acquire such shares; and

            (iii)         the closing of the IPO.

         5. Fractional Shares. No fractional shares of Company Common Stock, nor certificates therefor, shall be issued by the Company. If the number of shares of Company Common Stock issuable to a shareholder of Sunopco pursuant to Section 1 hereof includes a fraction, the number of shares shall be rounded up to the next whole number.

         6. Stock Options. Each outstanding option to purchase a share of Sunopco Common Stock shall be converted on the Closing Date into an option to purchase 9.90372627 shares of Company Common Stock, at a purchase price equal to the purchase price for the share of Sunopco Common Stock divided by
9.90372627. No options for fractional shares of Company Common Stock shall be issued by the Company. If the aggregate number of shares of Company Common





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Stock issuable to a optionholder of Sunopco pursuant to this Section 6 for all stock options held by such optionholder which have identical purchase prices, vesting dates and termination dates includes a fraction, the number of shares shall be rounded up to the next whole number. All of such options to purchase shares of Company Common Stock shall be issued under and pursuant to the terms of the Company's 1996 Stock Option Plan.

         7.      Physical Exchange of Shares.       Within three (3) business
days after the Closing Date, the Company shall issue and deliver to each shareholder of Sunopco a letter of transmittal in the form attached hereto as Exhibit A. Within twenty (20) days after receipt by the Company from a shareholder of Sunopco of a duly executed letter of transmittal, accompanied by stock certificates representing such shareholders Sunopco Common Stock, a certificate representing the shares of Company Common Stock issuable to such shareholder shall be mailed by the Company to such shareholder. From and after the Effective Time and until surrendered in accordance with the provisions of this Section 7, each Sunopco stock certificate shall represent for all purposes the right to receive Company Common Stock pursuant to the terms of this Agreement. Unless and until any outstanding Sunopco stock certificate shall be so surrendered, no dividend or other distribution (cash or stock), if any, payable to holders of record of the Company Common Stock as of any date subsequent to the Effective Time shall be paid to the holder of such outstanding Sunopco stock certificate; provided, however, that upon such surrender of such outstanding Sunopco stock certificate there shall be paid to the record holder of such certificate the amount of dividends and other distributions, if any, but without interest, that have theretofore become payable with respect to the number of whole shares of the Company Common Stock represented by such certificate issued upon such surrender and exchange. All shares of Company Common Stock issued upon the surrender of Sunopco stock certificates pursuant to this Section 7 shall be deemed to have been made in full satisfaction of all rights pertaining to the converted and exchanged shares of Sunopco Common Stock represented by such Sunopco stock certificates.

         8. Closing of Stock Transfer Books. The stock transfer books of Sunopco shall be closed upon the execution of this Agreement. In the event of a transfer of ownership of Sunopco Common Stock which is not registered in the transfer records of Sunopco, Company Common Stock issuable with respect thereto may be distributed to a transferee if the certificate representing such Sunopco Common Stock is presented to the Company accompanied by all documents required to evidence and effect such transfer and by payment of any applicable stock transfer taxes. The Company shall be entitled to rely upon the stock transfer books of Sunopco to establish the identity of those persons entitled to receive the considerations specified in this Agreement for their shares of Sunopco Common Stock, which books shall be conclusive with respect





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to the ownership of such shares.  In the event of a dispute with respect to the ownership of any shares of Sunopco Common Stock, the Company shall be entitled to deposit any consideration represented thereby in escrow with an independent party and thereafter be relieved with respect to any claims to such considerations.

         9. Dissenters' Rights. Under Sections 607.1302 and 607.1320 of the FBCA, each Sunopco shareholder is entitled to demand and receive payment of the fair value of his or her shares in cash if dissenting to the Share Exchange if such shareholder:

         (i) files with the Company, before the vote is taken, a written notice of his intent to demand payment for his or her shares if the Share Exchange is effected;

         (ii)             does not vote in favor of the Share Exchange; and

         (iii) within 20 days after the Company notifies the holder of the authorization of the Share Exchange, files with the Company a written notice of election to dissent stating the holder's name and address and the number, class, and series of the shares to which he dissents, and demanding payment of the fair value of those shares, and simultaneously deposits with the Company the certificates for any certified shares.

         10. Supplemental Action. At any time after the Effective Time, if the Company shall determine that any further conveyances, agreements, documents, instruments, and assurances or any further action is necessary or desirable to effectuate the provisions of this Agreement, the appropriate officers of the Company and Sunopco, as the case may be, whether past or remaining in office, shall execute and deliver all conveyances, agreements, documents, instruments, and assurances, and perform all acts reasonably necessary or desirable to effectuate the provisions of this Agreement.

         11. Amendment and Waiver. Any of the terms or conditions of this Agreement may be amended or modified in whole or in part at any time before the vote of the shareholders of Sunopco on the Share Exchange by an agreement in writing executed in the same manner as this Agreement (but not necessarily by the same persons), or at any time thereafter so long as such change is in accordance with Section 607.1103 of the FBCA. The conditions precedent set forth in Section 4(i) and 4(ii) hereof may be waived by the joint action of the Boards of Directors of the Company and Sunopco, provided that, with respect to
Section 4(i), this Agreement and the Share Exchange have been approved by the holders of at least a majority of the outstanding shares of Sunopco Common Stock, and with respect to Section 4(ii), the holders of at least 90% of the





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outstanding shares of capital stock of Holdings have accepted the offer of the
Company to acquire such shares.

         12.     Termination and Abandonment.

         A. At any time prior to the Effective Time (whether before or after filing the Articles of Share Exchange), this Agreement may be terminated and the Share Exchange abandoned by joint action of the Boards of Directors of the Company and Sunopco, notwithstanding approval of the Share Exchange by the shareholders of Sunopco.

         B. This Agreement shall be canceled automatically if Articles of Share Exchange are not filed with the Secretary of State on or before January 31, 1997, specifying an Effective Time of not later than 11:59 p.m. on January 31, 1997. In the event of the abandonment of the Share Exchange and the termination of this Agreement pursuant to the foregoing provision, this Agreement shall become void and have no effect, without any liability on the part of any of the parties or their stockholders, directors, or officers.

         13. Entire Agreement. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection herewith.

         14. Severability. The Company and Sunopco hereby agree and affirm that none of the above provisions is dependent on the validity of any other provision and invalidity as to any provision or any part thereof shall not affect any other provision.

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its authorized officer and its corporate seal affixed, all as of the 13th day of November, 1996.

ATTEST:                                    SUN HYDRAULICS INCORPORATED,
                                           a Delaware corporation


/s/ Gregory C. Yadley                      By: /s/ Clyde G. Nixon
------------------------------                --------------------------------
                    Secretary                  Clyde G. Nixon, President


ATTEST:                                    SUN HYDRAULICS CORPORATION,
                                           a Florida corporation


/s/ Gregory C. Yadley                      By: /s/ Robert E. Koski
------------------------------                --------------------------------
                    Secretary                  Robert E. Koski, Chairman





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